Exhibit 99.1

NASDAQ: NRIM $27.68 July 6, 2007	Fact Sheet

Northrim BanCorp Agrees to Acquire Alaska First Bank and Trust N.A.
Transaction Highlights
s	Northrim BanCorp announced a definitive agreement to acquire all outstanding shares of Alaska First Bank and Trust on June 27, 2007. It will merge Alaska First Bank with and into Northrim Bank.

s	Alaska First’s subsidiary, Hagen Insurance is not being purchased.

s	The all-cash transaction is valued at $6.25 million and equates to 1.39 times Alaska First’s book value, adjusted for the removal of the Hagen Insurance subsidiary.

s	The transaction is subject to Alaska First shareholder and regulatory approvals and other customary closing conditions.

s	Closing is expected in the fourth quarter of 2007.

s	The acquisition is expected to be accretive to Northrim’s earnings as early as the first quarter of 2008.
Balance Sheet Highlights
at 3/31/07

At March 31, 2007	Northrim	Alaska
$ in thousands	BanCorp	First Bank
Assets	$911,165	$59,608
Net Income (TTM)	$12,808	$257
Net Loans	$704,931	$13,472
Net Deposits	$775,437	$47,549
Net Interest Margin (MRQ)	6.04%	3.98%
Branches	10	2
Employees (FTE)	283	20 *

*	excluding Hagen Insurance employees
ABOUT NORTHRIM BANCORP
Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank with 10 branches in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and an accounts receivable financing division in Washington. Northrim is an Alaska bank managed by Alaskans. We differentiate ourselves with a “Customer First Service” philosophy. Northrim affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.
ABOUT ALASKA FIRST BANK AND TRUST N.A.
Alaska First Community Bank & Trust is a full service community owned and operated Anchorage financial services company. With two locations in Anchorage, the bank offers total relationship banking including community business banking, investments, insurance, deposit and loan products to meet the needs of the community
ABOUT ALASKA
Alaska is the largest state in the nation, twice the size of Texas, but with the lowest population density of the 50 states. More than two-thirds of Alaskans live in Anchorage, Fairbanks and the Matanuska Valley. Residents pay no state sales or income tax and received a 2006 Permanent Fund dividend of $1,107. In 2006, Alaska posted its 19th consecutive year of job growth, fueled by oil, fishing, mining, tourism, air cargo, construction, and military and government spending. Oil continues to be a major driver of the economy, contributing $3.7 billion to state revenues in 2006, almost triple the contribution in 2002, and adding about 1,000 jobs to the economy. As oil prices have risen, the interest in exploratory activity grows. Strategically located within 10 hours flight time of 90% of the industrialized world, Anchorage is the third busiest air cargo hub in the world.

The company described in this report is a client of The Cereghino Group, a securities industry relations firm. This report was prepared using information obtained from the client company’s management and from publications available to the general public. This report does not purport to be a complete statement of all material facts related to the company mentioned herein and is not to be construed as a recommendation or solicitation to buy or sell securities of the company described herein. Upon receiving a written request sent to 1809 — 7th Avenue., Ste. 1414, Seattle, WA 98101, The Cereghino Group will provide a complete package of detailed information on the client company to any interested securities industry professional or stockholder of the client company. The Cereghino Group is compensated by the client company for services rendered on a continuing basis and consequently, the amount of such compensation related to the preparation and distribution of this report is not separately determinable. The Cereghino Group and/or its employees and/or members of their families, may have a long position in the securities of the company described herein.
Revised: July 6, 2007